EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2022 Third Quarter Results

•Net Sales of $980.7 Million Up 16.6% YoY; Up 14.7% on an Organic Daily Basis
•Net Income of $68.3 Million, or $1.75 Per Share; EBITDA of $108.6 Million
•Raising Fiscal 2022 Guidance for Sales, EBITDA Margin, and EPS

CLEVELAND, OHIO (April 28, 2022) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2022 third quarter ended March 31, 2022.

Net sales for the quarter increased 16.6% to $980.7 million from $840.9 million in the prior year. The change includes a 0.4% increase from acquisitions and a 1.6% benefit from one extra selling day, partially offset by a negative 0.1% impact from foreign currency translation. Excluding these factors, sales increased 14.7% on an organic daily basis reflecting a 13.6% increase in the Service Center segment and a 17.1% increase in the Fluid Power & Flow Control segment. The Company reported net income of $68.3 million, or $1.75 per share, and EBITDA of $108.6 million. On a pre-tax basis, results include $7.4 million ($0.14 after tax per share) of LIFO expense compared to $0.8 million ($0.02 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We had another strong quarter with sales and earnings achieving new records. Underlying business momentum strengthened further during the quarter, while our technical industry position is supporting greater growth opportunities and our ability to effectively manage through ongoing inflationary pressures industry wide. Combined with solid cost leverage, EBITDA grew more than 25% over the prior year and nearly 40% on a 2-year stack basis, while EBITDA margin exceeded 11%, representing a key milestone for the Company. In addition, free cash generation increased year over year and sequentially inclusive of ongoing working capital investment. This performance is driving strong improvement in our returns on capital, and demonstrates Applied’s increasingly favorable and differentiated position as requirements and secular investments across the industrial supply chain continue to expand.”

Mr. Schrimsher added, “Based on our third quarter performance and our current outlook, we are raising fiscal 2022 guidance for sales, EBITDA margins, and EPS for the second time this year. Positive demand trends are persisting across our business with organic sales month to date in April up by a low double-digit percent year over year. While we continue to navigate an extremely dynamic supply chain and inflationary environment, we expect ongoing benefits from our operational execution, inventory management, and internal margin initiatives. In addition, our organic growth and incremental margin momentum is providing a path to achieve our interim annual EBITDA margin target of 11% potentially sooner than expected. Combined with our expanding solutions in emerging areas of the industrial economy and balance sheet flexibility, we remain poised to create significant value for our customers, associates, and all stakeholders within any operational environment.”

Fiscal 2022 Guidance
The Company is raising guidance for fiscal 2022 and now projects EPS of $6.15 to $6.25 (prior $5.70 to $5.90), sales growth of 14.8% to 15.3% including 13.6% to 14.1% on an organic basis (prior 11.5% to

12.5% including 10.5% to 11.5% organic), and EBITDA margins of 10.5% to 10.6% (prior 10.1% to 10.3%). Guidance does not assume contribution from potential future acquisitions.

Share Repurchases
During the quarter, the Company purchased 35,000 shares of its common stock in open market transactions for $3.5 million. At March 31, 2022, the Company had remaining authorization to purchase approximately 318,000 additional shares.

Dividend
Today the Company announced that its Board of Directors declared a quarterly cash dividend of $0.34 per common share, payable on May 31, 2022, to shareholders of record on May 16, 2022.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on April 28, 2022. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 2092603. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 2092603.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume”, “projects”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy (such as the inflationary environment and supply chain strains), the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net Sales	$980,662	$840,937	$2,749,217	$2,340,031
Cost of sales	693,338	593,712	1,948,928	1,667,491
Gross Profit	287,324	247,225	800,289	672,540
Selling, distribution and administrative expense, including depreciation	191,481	172,758	551,655	498,659
Impairment expense	—	—	—	49,528
Operating Income	95,843	74,467	248,634	124,353
Interest expense, net	5,852	7,608	20,249	22,919
Other expense (income), net	469	(1,657)	(712)	(1,746)
Income Before Income Taxes	89,522	68,516	229,097	103,180
Income Tax Expense	21,216	12,453	50,796	17,667
Net Income	$68,306	$56,063	$178,301	$85,513
Net Income Per Share - Basic	$1.78	$1.44	$4.63	$2.21
Net Income Per Share - Diluted	$1.75	$1.42	$4.56	$2.18
Average Shares Outstanding - Basic	38,453	38,835	38,470	38,779
Average Shares Outstanding - Diluted	39,098	39,412	39,102	39,261

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	June 30,
	2022	2021

Assets
Cash and cash equivalents	$188,084	$257,745
Accounts receivable, net	618,079	516,322
Inventories	425,373	362,547
Other current assets	63,504	59,961
Total current assets	1,295,040	1,196,575
Property, net	111,166	115,589
Operating lease assets, net	95,049	87,111
Intangibles, net	258,501	279,628
Goodwill	563,751	560,077
Other assets	60,064	32,827
Total Assets	$2,383,571	$2,271,807

Liabilities
Accounts payable	$247,639	$208,162
Current portion of long-term debt	40,166	43,525
Other accrued liabilities	176,551	176,013
Total current liabilities	464,356	427,700
Long-term debt	681,197	784,855
Other liabilities	139,624	126,706
Total Liabilities	1,285,177	1,339,261
Shareholders' Equity	1,098,394	932,546
Total Liabilities and Shareholders' Equity	$2,383,571	$2,271,807

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended March 31,

	2022	2021

Cash Flows from Operating Activities
Net income	$178,301	$85,513
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	16,215	15,641
Amortization of intangibles	24,096	26,238
Impairment expense	—	49,528
Amortization of stock appreciation rights and options	2,897	1,930
Other share-based compensation expense	6,064	4,660
Changes in operating assets and liabilities, net of acquisitions	(106,136)	33,574
Other, net	12,386	(13,675)
Net Cash provided by Operating Activities	133,823	203,409
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(6,974)	(30,023)
Capital expenditures	(11,674)	(12,177)
Proceeds from property sales	494	691
Life insurance proceeds	3,159	—
Cash payments for loans on company-owned life insurance	(14,835)	—
Net Cash used in Investing Activities	(29,830)	(41,509)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	442,592	—
Long-term debt repayments	(550,432)	(82,070)
Interest rate swap settlement payments	(4,812)	(2,122)
Payment of debt issuance costs	(1,956)	(399)
Purchases of treasury shares	(13,604)	—
Dividends paid	(38,612)	(37,772)
Acquisition holdback payments	(2,361)	(2,344)
Taxes paid for shares withheld for equity awards	(4,405)	(5,990)
Exercise of stock options and appreciation rights	224	163
Net Cash used in Financing Activities	(173,366)	(130,534)
Effect of Exchange Rate Changes on Cash	(288)	4,099
(Decrease) Increase in cash and cash equivalents	(69,661)	35,465
Cash and Cash Equivalents at Beginning of Period	257,745	268,551
Cash and Cash Equivalents at End of Period	$188,084	$304,016

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:
	Three Months Ended March 31, 2021
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$68,516	$12,453	$56,063	$1.42	18.2%
Non-routine income	(2,609)	(613)	(1,996)	0.05	23.5%
Adjusted net income and net income per share	$65,907	$11,840	$54,067	$1.37	18.0%

	Nine Months Ended March 31, 2021
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$103,180	$17,667	$85,513	$2.18	17.1%
Intangible and other impairment	49,528	11,769	37,759	0.96	23.8%
Non-routine costs	7,772	1,847	5,925	0.15	23.8%
Non-routine income	(2,609)	(613)	(1,996)	(0.05)	23.5%
Adjusted net income and net income per share	$157,871	$30,670	$127,201	$3.24	19.4%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net Income	$68,306	$56,063	$178,301	$85,513
Interest expense, net	5,852	7,608	20,249	22,919
Income tax expense	21,216	12,453	50,796	17,667
Depreciation and amortization of property	5,352	5,080	16,215	15,641
Amortization of intangibles	7,891	8,236	24,096	26,238
EBITDA	$108,617	$89,440	$289,657	$167,978
Intangible and other impairment	—	—	—	49,528
Non-routine costs	—	—	—	7,772
Non-routine income	—	(2,609)	—	(2,609)
Adjusted EBITDA	$108,617	$86,831	$289,657	$222,669

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net Cash provided by Operating Activities	$52,559	$44,053	$133,823	$203,409
Capital expenditures	(4,164)	(3,728)	(11,674)	(12,177)
Free Cash Flow	$48,395	$40,325	$122,149	$191,232

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.